UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 14, 2008

Commission File Number 333-138380
BERRY PLASTICS CORPORATION
(f/k/a Berry Plastics Holding Corporation)
(Exact name of registrant as specified in its charter)
Delaware	35-1814673
(State or other jurisdiction of incorporation or organization)	(IRS employer identification number)
101 Oakley Street Evansville, IN	47710 (Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (812) 424-2904

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

On April 14, 2008, the Berry Plastics Corporation (the “Company”), commenced a private placement of $530.6 million aggregate principal amount of first priority floating rate senior secured notes due 2015 (the “Notes”). The net proceeds of the private placement will be used to repay borrowings under the Company’s bridge loan credit facility that were used to finance and pay costs related to the Company’s acquisition of Captive Holdings, Inc., the parent company of Captive Plastics, Inc. The private placement is subject to market and other conditions. The Notes will be offered to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).

The Notes will not be registered under the Securities Act. Unless so registered, the Notes may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This report shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

The Company is disclosing under Item 7.01 of this Current Report on Form 8-K the information included as Exhibit 99.1, which information is incorporated by reference herein. This information, which has not been previously reported, is excerpted from a Preliminary Offering Memorandum that is being disseminated in connection with the private placement described above.

This information, including Exhibit 99.1, shall be deemed not to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Disclosure used in connection with the distribution of the Preliminary Offering Memorandum for $530.6 million aggregate principal amount of first priority floating rate senior secured notes due 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BERRY PLASTICS CORPORATION

Date: April 14, 2008	By:	/s/ James M. Kratochvil
Name: James M. Kratochvil Title: Executive Vice President, Chief Financial Officer, Treasurer and Secretary of the entities listed above

Exhibit Index

Exhibit No.	Description

99.1	Disclosure used in connection with the distribution of the Preliminary Offering Memorandum for $530.6 million aggregate principal amount of first priority floating rate senior secured notes due 2015.